[SEARS LETTERHEAD]


                                               EXHIBIT 5


                                    May 5, 1999

Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, Delaware 19807

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Ladies and Gentlemen:

I am a Vice President - Law of Sears, Roebuck and Co. ("Sears"). I have examined (i) Registration
Statement No. 333-62847 as filed with the Securities and Exchange Commission on September 3, 1998 and as amended on September 11, 1998 (the "Registration
Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $5,000,000,000 aggregate principal amount of debt securities (the "Debt Securities") of Sears Roebuck
Acceptance Corp. (the "Company"), for several offerings to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act;
(ii) the final prospectus, dated April 23, 1999 (the
"Prospectus"), relating to the offering and sale of $6,642,200,000 aggregate principal amount of Debt
Securities, which is part of the Registration
Statement, and the Prospectus Supplement, dated April
29, 1999 (the "Prospectus Supplement"), relating to the offering and sale of $750,000,000 aggregate principal amount of 6.25% Notes due May 1, 2009 (the
"6.25% Notes") of the Company; (iii) the Indenture dated as of May 15, 1995 between the Company and Chase
Manhattan Bank, as Trustee, governing the Debt
Securities (the "Indenture"); (iv) (a) the
Underwriting Agreement dated April 29, 1999 among the
Company, Sears and J. P. Morgan Securities Inc. and
(b) the Pricing Agreement dated April 29, 1999 among the Company, Sears and J. P. Morgan Securities Inc. as
Representatives of the several Underwriters identified in Schedule I thereto, relating to the sale of the 6.25% Notes; and (v) the form of the 6.25% Notes. I am familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Notes.

I am of the opinion that the 6.25% Notes, when duly issued, executed, authenticated and delivered in the manner provided for in the Indenture and sold and paid for in accordance with the terms of the Pricing
Agreement and the Underwriting Agreement, will be legally issued and will constitute valid and binding obligations of SRAC, enforceable against SRAC in accordance with their terms, except as the foregoing may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and transfer or other similar laws affecting the enforcement of creditors' rights generally, and by general equity principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law). In giving the above opinion, I have relied, with their permission, on an opinion from Morris, Nichols, Arsht
& Tunnell addressed to me and dated May 5, 1999.

I consent to the incorporation by reference of this opinion into the Registration Statement and to the references to me in the Prospectus and Prospectus
Supplement.

Very truly yours,




/s/Steven M. Cook
				Steven M. Cook